Exhibit 10.5

October 18, 2006

New Pole Ltd.
4 Maskit Street
Herzeliya, Israel 46700

Re:	PINPOINT ADVANCE CORP.

Gentlemen:

This letter will confirm our agreement, that commencing on the effective date (“Effective Date”) of the registration statement of the initial public offering (“IPO”) of the securities of Pinpoint Advance Corp. (the “Company”) and continuing until the earlier to occur of: (i) the consummation of a business combination, (ii) failure to effect a business combination within 18 months after consummation of this offering (or within 24 months from the consummation of this offering if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months after consummation of this offering and the business combination contemplated by such letter of intent or definitive agreement has not yet been consummated within such 18 month period) and (iii) the date on which we determine to dissolve and liquidate our trust account as part of our plan of dissolution and liquidation, New Pole Ltd. (“You”) shall make available to the Company certain general and administrative services, including but not limited to receptionist, secretarial and general office services. In exchange therefore, the Company shall pay to You the sum of $7,500 per month on the Effective Date and continuing monthly thereafter.

Very truly yours,

PINPOINT ADVANCE CORP.

By:	/s/ Adiv Baruch
Name: Adiv Baruch
Title: Chief Executive Officer

Agreed to and Accepted by:

NEW POLE LTD.

By: /s/ Ronen Zadok
Name: Ronen Zadok
Title: Director